Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of CCM Acquisition Corp.

We hereby consent to the inclusion in this Registration Statement of CCM Acquisition Corp. (the “Company”) on Form S-1 of our report dated May 28, 2021 on our audit of the financial statements of the Company as of April 20, 2021 and for the period from April 12, 2021 (inception) through April 20, 2021, which includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this registration statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

May 28, 2021